Metris Companies Inc
                         One-time accounting adjustment
                                   Unaudited

The following table sets forth the calculation of the one-time, non-cash accounting adjustment caused by the conversion of the THL investment. On May 28, 1999, the Thomas H. Lee Company ("THL") received notification from the Office of the Comptroller of Currency ("OCC") that the OCC did not have any regulatory issues with THL's investment in Metris. Therefore, based on a closing stock price of $29.157 on May 28, 1999, the following adjustment will be booked in the second quarter of 1999. May 28, 1999 is used for the valuation date because according to EITF Topic D-42 we are required to use the stock price from the date the stock certificates are issued. The THL contract required the Series C certificates to be issued one day after formal notification. Therefore, we used the closing price of the day before issuance.

(in thousands, except per share amounts)
Closing Stock Price on 5/28/99 ................................    $     29.157
Stock price when significant terms finalized (base price) .....           15.50
                                                                   ------------
Difference ....................................................           13.66
Divided by base price .........................................           15.50
                                                                   ------------
Percentage of Appreciation ....................................          88.106%
Conversion Change Rate ........................................          62.530%
                                                                   ------------
Ultimate Appreciation Factor ..................................          55.093%
Original Dollars Invested .....................................    $    300,000
Total Value of Appreciation ...................................         165,279
                                                                   ------------
   Fair Value of the Series C Preferred Stock .................         465,279
   Carrying value of the initial investment ...................         312,856
                                                                   ============
Total one-time, non-cash, accounting adjustment ...............    $    152,423
                                                                   ============


Amount allocated to early extinguishment of debt ..............    $     50,808
Amount allocated to early retirement of Series B Preferred ....         101,615

Note: All share and per share information in this schedule has been adjusted to reflect a two-for-one split of our common stock effected on June 15, 1999.